UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TRONOX HOLDINGS PLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRONOX HOLDINGS PLC
PROXY STATEMENT SUPPLEMENT
2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2023

This Proxy Statement Supplement (the “Supplement”) supplements and amends the original definitive proxy statement of Tronox Holdings plc (the “Company”, “we”, or “our”), which was filed with the SEC on March 23, 2023 (the “Proxy Statement”), for the Company’s 2023 Annual General Meeting of Shareholders.

This Supplement updates the disclosure in the Proxy Statement to reflect the determination by the New York Stock Exchange that Proposal 9 (Authorization of the Board to Allot Shares) and Proposal 10 (Authorization of the Board to Allot Shares without Rights of Pre-Emption) will be treated as “routine” matters for tabulating votes.

Accordingly, with respect to Proposals 9 and 10, if your shares are held through a broker, bank or other nominee, they will have discretion to vote on your behalf if you do not provide voting instructions.

Any votes cast by street-name shareholders or brokers, banks or other nominees with respect to these proposals (as well as other proposals noted as “routine”) will be treated as though they were votes cast by the shareholder of record. Thus, these so called broker non-votes will be counted as votes “for” or “against” Proposals 9 and 10.

To the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for you to review. Accordingly, we urge you to read this Supplement carefully and in its entirety together with the Proxy Statement.